Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,
OF
HEALTHWAYS, INC.
Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), the undersigned corporation hereby adopts the following Certificate of Amendment to its Restated Certificate of Incorporation, as Amended (the "Restated Certificate of Incorporation"):
1.            The name of the corporation is Healthways, Inc.
2.            The text of the amendment adopted is as follows:
Article FIFTH of the Restated Certificate of Incorporation is hereby deleted in its entirety and the following Article FIFTH is hereby inserted in lieu thereof:
FIFTH:
(a)            The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  Except as otherwise fixed by or pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors shall be fixed by or in the manner provided in the by-laws of the Corporation.
(b)            The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, elected at any annual meeting of stockholders prior to the annual meeting of stockholders to be held in 2014 shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly equal in number as possible, of one-third of the total number of directors constituting the entire Board of Directors.  At each annual meeting of stockholders prior to the annual meeting of stockholders to be held in 2014, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.  Notwithstanding the foregoing provisions of this paragraph, (i) at the annual meeting of stockholders to be held in 2014, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of stockholders to be held in 2015; (ii) at the annual meeting of stockholders to be held in 2015, the successors of directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of stockholders to be held in 2016; and (iii) at each annual meeting of stockholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of stockholders.
(c)            A director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  Any additional director appointed or elected to fill a vacancy resulting from an increase in the number of directors shall hold office until the next annual meeting of stockholders, but in no case will a decrease in the number of directors shorten the term of any incumbent director.
(d)            Elections of directors need not be by written ballot unless the by-laws of the Corporation so provide.
3.            The amendment was duly adopted pursuant to Section 242 of the DCGL on November 2, 2012 by the Board of Directors of the corporation at a duly convened meeting of the Board of Directors and by the stockholders of the corporation at the 2013 Annual Meeting of Stockholders held on May 30, 2013.
4.            This Certificate of Amendment to the Restated Certificate of Incorporation will be effective when filed with the Secretary of State of the State of Delaware.

Dated as of October 10, 2013	HEALTHWAYS, INC.

By: /s/ Mary S. Flipse________ Mary S. Flipse, General Counsel